                                                                      Exhibit 33

                         UNITED STATES DISTRICT COURT
                        FOR THE DISTRICT OF CONNECTICUT



UR ACQUISITION CORPORATION and
UNITED RENTALS, INC.,

             Plaintiffs,
                                      CIVIL ACTION NO. 399CV00625 (DJS)
  -against-

                                      April 16, 1999

JAMES L. KIRK, RENTAL SERVICES
CORPORATION and NATIONSRENT,
INC.,

             Defendants.


                     ANSWER, COUNTERCLAIM AND JURY DEMAND
                     -------------------------------------

                         OF RENTAL SERVICE CORPORATION
                     ------------------------------------

          Rental Service Corporation ("RSC") answers the verified complaint of UR Acquisition Corporation and United Rentals, Inc. (collectively, "Plaintiffs"), as follows:

          1. RSC denies that Plaintiffs have properly alleged any claim for relief or any violation of Sections 14(a), 14(d) or 14(e) of the Securities Exchange Act of 1934, 15 U.S.C. (SS) 78n(a), (d), (e) or the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC").

          2. In response to the allegations regarding the content and effect of the Merger Agreement, RSC respectfully refers the Court to the Merger Agreement which speaks for itself. RSC denies the remaining allegations of paragraph 2.

          3. RSC admits that the Merger Agreement with NationsRent, Inc. ("NRI") is subject to approval by the stockholders of RSC and NRI, and that RSC has filed preliminary proxy materials with the SEC. RSC also admits that it has not distributed its preliminary proxy materials to its stockholders or the public. RSC denies all other allegations of paragraph 3.

          4. RSC admits that on April 5, 1999, Plaintiffs commenced a highly conditional tender offer and RSC issued a press release. In response to the allegations regarding the content and effect of Plaintiffs' tender offer and RSC's press release, RSC respectfully refers the Court to those documents, which speak for themselves.

          5. RSC admits that news media reported comments by James L. Kirk and NRI, stating that the proposed merger is superior to Plaintiffs' tender offer. RSC denies the remaining allegations of paragraph 5.

          6.   RSC denies the allegations of paragraph 6.

          7. The allegations of paragraph 7 state legal conclusions to which no response is necessary.

          8.   RSC denies the allegations of paragraph 8.

          9.   RSC denies the allegations of paragraph 9.

          10. RSC admits that this Court has jurisdiction over this action. RSC denies all remaining allegations of paragraph 10.

          11. RSC admits that RSC and NRI engage in the equipment rental business. RSC is without sufficient information and knowledge to form a belief as to the truth of the remaining allegations of paragraph 11, and therefore denies those allegations.

          12. RSC is without sufficient information and knowledge to form a belief as to the truth of the allegations of paragraph 12, and therefore denies those allegations.

          13.  RSC admits the allegations of paragraph 13.

          14.  RSC admits the allegations of paragraph 14.

          15.  RSC admits the allegations of paragraph 15.

          16. RSC admits that on January 21, 1999, RSC and NRI announced that they entered into a Merger Agreement. RSC also admits that it filed a Form 8-K with the SEC on January 28, 1999. In response to the allegations regarding the content and effect of the Merger

Agreement and RSC's 8-K, RSC respectfully refers the Court to the Merger Agreement and the 8-K, which speak for themselves.

          17.  RSC denies the allegations of paragraph 17.

          18. RSC admits that the proposed merger between RSC and NRI is subject to the approval of the stockholders of RSC and NRI, and that RSC has filed preliminary proxy materials with the SEC. RSC denies the remaining allegations of paragraph 18.

          19. RSC admits that on April 5, 1999, Plaintiffs announced a highly conditional tender offer to acquire RSC's outstanding common stock. In response to the allegations regarding the content and effect of Plaintiffs' tender offer, RSC respectfully refers the Court to Plaintiffs' April 5, 1999 tender offer, which speaks for itself.

          20. RSC admits that it issued a press release on April 5, 1999. In response to the allegations regarding the content and effect of RSC's April 5, 1999 press release, RSC respectfully refers the Court to the April 5, 1999 press release, which speaks for itself. RSC further admits that its board has not yet issued a recommendation regarding Plaintiffs' tender offer. RSC is taking all necessary and legally required steps in response to Plaintiffs' April 5, 1999 tender offer. The remaining allegations of paragraph 20 are denied.

          21.  RSC denies the allegations of paragraph 21.

          22. The allegations of paragraph 22 concern a press release purportedly issued by NRI which was not written or authorized by RSC. In response to the allegations regarding the content and effect of the NRI's press release, RSC respectfully refers the Court to the press release, which speaks for itself.

          23.  RSC denies the allegations of paragraph 23.

          24.  RSC denies the allegations of paragraph 24.

          25. RSC incorporates by reference its responses to paragraphs 1 through 24 as if fully set forth herein.

          26. The allegations of paragraph 26 state legal conclusions to which no response is necessary.

          27.  RSC denies the allegations of paragraph 27.

          28. The allegations of paragraph 28 state legal conclusions to which no response is necessary.

          29.  RSC denies the allegations of paragraph 29.

          30.  RSC denies the allegations of paragraph 30.

          31. RSC incorporates by reference its responses to paragraphs 1 through 30 as if fully set forth herein.

          32. The allegations of paragraph 32 state legal conclusions to which no response is necessary.

          33.  RSC denies the allegations of paragraph 33.

          34.  RSC denies the allegations of paragraph 34.

          35.  RSC denies the allegations of paragraph 35.

          36. RSC incorporates by reference its responses to paragraphs 1 through 35 as if fully set forth herein.

          37. The allegations of paragraph 37 state legal conclusions to which no response is necessary.

          38.  RSC denies the allegations of paragraph 38.

          39.  RSC denies the allegations of paragraph 39.

          40. RSC incorporates by reference its responses to paragraphs 1 through 39 as if fully set forth herein.

          41. The allegations of paragraph 41 state legal conclusions to which no response is necessary.

          42.  RSC denies the allegations of paragraph 42.

          43.  RSC denies the allegations of paragraph 43.

          44.  RSC denies the allegations of paragraph 44.

                              ADDITIONAL DEFENSES

          45. RSC pleads, as additional and affirmative defenses, each of the following:

                           First Additional Defense

                          (Failure to State a Claim)

          46. Plaintiffs' complaint and each claim for relief fail to allege facts sufficient to state a claim upon which relief may be granted.

                           Second Additional Defense

                                (Unclean Hands)

          47. Plaintiffs' claims are barred by the equitable doctrine of unclean hands.

                           Third Additional Defense

                           (Fault of Third Parties)

          48. To the extent that URI has suffered any alleged injury, such injury was proximately caused by the actions or conduct of parties other than RSC.

                           Fourth Additional Defense

                             (Independent Action)

          49. NRI was not RSC's agent in connection with making the statements alleged in Plaintiffs' complaint. NRI's alleged statements were not made on behalf of RSC.


                           Fifth Additional Defense

                                 (Materiality)

          50. Plaintiffs' claims against RSC must fail because RSC's alleged actions or omissions were not material.

                                 COUNTERCLAIM
                                 ------------

          As a counterclaim against UR Acquisition Corporation, United Rentals, Inc. and Bradley Jacobs (collectively, "URI"), Rental Service Corporation ("RSC") alleges as follows:

                                 INTRODUCTION
                                 ------------

          1. RSC has filed this counterclaim to obtain declaratory and injunctive relief halting URI's unlawful scheme to mislead RSC stockholders by concealing the financing condition in URI's April 5, 1999 tender offer. Concurrently with its tender offer, URI's chairman and chief executive officer stated publicly that URI's offer was "fully financed" and offered "certainty." URI's summary advertisement and press release concerning the offer described several conditions of the offer, but never mentioned any need to secure financing or any financing condition. URI's voluminous Securities and Exchange Commission filing similarly failed to set forth the financing condition in its summary of the conditions to the offer; instead, URI set forth this key condition at the very end of a boilerplate description of the conditions to the offer at the back of its filing. By misstating and concealing the material terms of its tender offer, URI has violated federal laws and regulations; only prompt injunctive relief requiring curative disclosure can ensure that RSC's stockholders will not be mislead.

                            JURISDICTION AND VENUE
                            ----------------------

          2.   The Court has jurisdiction over this action pursuant to 15 U.S.C.
(S) 78aa and 28 U.S.C. (S) 1331. Venue in this Court is proper pursuant to 15 U.S.C. (S) 78aa and 28 U.S.C. (S) 1391(b).

                                  THE PARTIES
                                  -----------

          3. Counterclaimant RSC is a Delaware corporation with its principal executive offices in Scottsdale, Arizona. RSC rents construction and industrial equipment. RSC's common stock is registered pursuant to Section 12(g) under the Securities Exchange Act of 1934 (the "Exchange Act") and is traded on the American Stock Exchange.

          4. Counterdefendant UR Acquisition Corporation is a Delaware corporation and is a wholly owned subsidiary of Counterdefendant United Rentals, Inc.

          5. Counterdefendant United Rentals, Inc. is a Delaware corporation with its principal executive offices in Greenwich, Connecticut.

          6. Counterdefendant Bradley Jacobs is the Chairman and Chief Executive Officer for United Rentals, Inc.

              URI'S MISLEADING PUBLIC STATEMENTS AND TENDER OFFER
              ---------------------------------------------------

          7. On April 5, 1999, URI announced an unsolicited, highly conditional tender offer for all of the outstanding shares of RSC common stock (the "Offer"). URI announced the Offer through several media, including: (a) an interview given by Bradley Jacobs to Reuters, a major news agency; (b) a formal press release; (c) a summary advertisement in the Wall Street Journal; and (d) filings with the SEC.

          8. In his interview with Reuters, Jacobs asserted that URI had secured the financing required to purchase RSC, stating:

          "We're prepared to move quickly, it's all cash and it's all fully financed. . . . We offer certainty and no lingering doubts because it's a cash offer" (emphasis added)

          9.   URI's April 5, 1999 press release stated:

          "United Rentals has a firm commitment from Goldman, Sachs & Co. to provide $2 billion in financing to complete the transaction and for other corporate purposes."


URI's press release also stated that the Offer was subject to certain conditions:

          "The offer is conditioned on, among other things, the tender to United Rentals of a majority of Rental Service shares on a fully-diluted basis, the termination of the merger agreement between Rental Service and NationsRent Inc., the agreement by the board of directors of Rental Service to enter into a merger agreement for the acquisition of Rental Service by United Rentals, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the termination or invalidation of a 19.9% lock-up option and break-up fee provided to NationsRent in its merger agreement with Rental Service."

          10. In a Summary Advertisement for the Offer, published in the Wall Street Journal on April 5, 1999, URI again described the conditions to the
Offer:

          "The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which constitutes a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (2) the stockholders of the Company not having approved the Agreement and Plan of Merger, dated as of January 20, 1999 (the "NationsRent Merger Agreement"), between the

          Company and NationsRent, Inc., a Delaware corporation ("NationsRent"),
          (3) Purchaser being satisfied, in its sole discretion, that the NationsRent Merger Agreement has been terminated in accordance with its terms, and the Company having entered into a definitive merger agreement with Parent and Purchaser, to provide for the acquisition of the Company pursuant to the Offer and the proposed merger described in the Offer to Purchase, (4) Purchaser being satisfied, in its sole discretion, that the provisions of Section 203 of the Delaware General Corporation Law, as amended, are inapplicable to the Offer and the proposed merger described in the Offer to Purchase, (5) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Purchaser of the acquisition of the Company, (6) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, and (7) the option held by NationsRent to purchase up to 19.9% of the outstanding Shares having been terminated or invalidated without any Shares having been issued thereunder. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase."

Securing financing was not one of the listed conditions.

          11. Also, on April 5, 1999, URI filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), which provided further information regarding the Offer, including URI's Offer to Purchase. The first page of the Offer to Purchase again listed a number of conditions of the Offer, but did not mention any financing condition. In the introduction of the Offer to Purchase, under the heading "CERTAIN CONDITIONS TO THE OFFER," URI described the eight conditions of the Offer. Once again, no financing condition was set forth.

          12. Buried deep within the Offer to Purchase, URI revealed that it can elect not to proceed with the purchase of RSC stock, if, in its sole judgment, certain conditions arise that make it inadvisable to proceed with the purchase. (Offer to Purchase, pp. 27-30, (P) 14(a)-(j).) The tenth and last of the listed conditions was URI's failure to obtain the requisite financing. (Offer to Purchase, p. 30, (P) 14(j).) Even more troubling, the Offer to Purchase states:

          "Although [URI] expects that the [financing] will be available to provide funds for the consummation of the Offer . . . there can be no assurance that the [financing] will be consummated." (Offer to Purchase, p. 20.)

          13. The Offer to Purchase also reveals that Goldman, Sachs' financing is subject to many conditions, including: (a) the completion of loan documents,
(b) Goldman, Sachs' determination of whether there has been any adverse change to URI's or RSC's general affairs, management, prospects or financial position, (c) no disruption of financial or capital markets, and (d) no litigation that may have a material impact on URI's or RSC's general affairs, management, prospects or financial position.

                         FIRST COUNTERCLAIM FOR RELIEF
                         -----------------------------

    (Violation of Section 14(e) of the Exchange Act, 15 U.S.C. (S) 78n(e))

          14. RSC realleges and incorporates by reference each and every allegation contained in paragraphs 1-13, inclusive, as though fully set forth herein.

          15. Section 14(e) of the Exchange Act, 15 U.S.C. (S) 78n(e), makes it unlawful for any person to make any untrue statement or to engage in any fraudulent, deceptive, or manipulative acts in connection with any tender offer.

          16. In connection with the Offer, URI has violated Section 14(e) in at least the following ways:

               (a) URI has publicly asserted in the financial press that the Offer is "fully financed" and "all cash," when in fact, URI has no assurances that its financing will be consummated;

               (b) Jacobs asserted in his Reuters' interview, and URI asserted in its Press Release and Summary Advertisement, that the Offer does not include a financing condition, when in fact, buried deep within the Offer to Purchase, URI has reserved the right to withdraw or abandon the Offer if it cannot obtain satisfactory financing; and

               (c) URI has publicly stated that the Offer provides "certainty" and is "fully financed," when in fact, the Offer is subject to multiple conditions that cannot possibly be fulfilled before the expiration of the Offer.

          17. Through the above described acts and omissions, URI engaged in fraudulent, deceptive, or manipulative practices in connection with its Offer in violation of Section 14(e).

          18. The provisions of Section 14(e) of the Exchange Act were designed to protect stockholders by ensuring that they have adequate and accurate information on which to base their decisions whether to sell, tender or hold their shares. URI's effort to conceal its financing condition and financing uncertainty is depriving RSC, its stockholders and the investing public of the protections of Section 14(e). URI's conduct has harmed RSC's and the public's interest in full disclosure in connection with tender offers and sound financial markets.

          19. Unless URI is ordered to make corrective disclosures and is enjoined from such further actions, RSC and its stockholders will be forced to make decisions with respect to the Offer based on inaccurate and misleading information that does not comply with the federal regulatory scheme. RSC has no adequate remedy at law.

                         SECOND COUNTERCLAIM FOR RELIEF
                         ------------------------------

     (Violation of Section 14(d) of the Exchange Act, 15 U.S.C. (S) 78n(d))

          20. RSC realleges and incorporates by reference each and every allegation contained in paragraphs 1-13, inclusive, as though fully set forth herein.

          21. Section 14(d) of the Exchange Act, 15 U.S.C. (S) 78n(d) and the SEC's rules promulgated thereunder, mandate that a tender offer must disclose certain specified information to investors, and the offeror must file such information with the SEC on a Schedule 14D-1. Pursuant to Section 14(d), the offeror must disclose all known material information regarding financing for the tender offer.

          22. In connection with the Offer, URI has violated Section 14(d) because it has failed to adequately disclose all material information regarding the financing for the Offer known to URI at the time of the Offer.

          23. The provisions of Section 14(d) of the Exchange Act were designed to protect stockholders by ensuring that they have adequate and accurate information on which to base their decisions to sell, tender or hold their shares. URI's effort to conceal its financing condition and uncertainty is depriving RSC, its stockholders and the investing public of the protections of
Section 14(d). URI's conduct has harmed RSC's and the public's interest in full disclosure in connection with tender offers and sound financial markets.

          24. Unless URI is ordered to make corrective disclosures and is enjoined from such further actions, RSC and its stockholders will be forced to make decisions with respect to the Offer based on inaccurate and misleading information that does not comply with the federal regulatory scheme. RSC has no adequate remedy at law.

                                  JURY DEMAND
                                  -----------

          25. RSC hereby demands a jury trial as provided by Rule 38(a) of the Federal Rules of Civil Procedure.

                               PRAYER FOR RELIEF
                               -----------------

          WHEREFORE, RSC prays for judgment against URI as follows:

          1. Dismissing Plaintiffs' claims and granting judgment in favor of RSC;

          2. Declaring that URI has violated Sections 14(e) and 14(d) of the Exchange Act and the rules promulgated thereunder;

          3. Ordering URI to make all appropriate disclosures and to correct all false or misleading statements and omissions of material fact regarding its Offer;

          4. Temporarily, preliminarily and permanently enjoining URI from proceeding with its Offer or any future tender offer for the purchase of RSC's outstanding shares, unless and until URI complies with all applicable provisions of the federal securities laws and the effects of URI's unlawful conduct have dissipated;

          5. Awarding RSC its costs and attorneys' fees incurred in this action; and

          6. Granting all further relief as the Court may deem just and proper.

Dated:  April 16, 1999

                                 DEFENDANT AND COUNTERCLAIMANT
                                 RENTAL SERVICE CORPORATION


                                 By /s/ William H. Champlin III
                                    -------------------------------------
                                    William H. Champlin III
                                    CT04202
                                    TYLER COOPER & ALCORN LLP
                                    City Place, 35th Floor
                                    Hartford, CT 06103-3488
                                    (860) 725-6200
                                    (Fax)(860) 278-3802
                                    Its Attorneys


OF COUNSEL
Marc W. Rappel
James J. Farrell
LATHAM & WATKINS
633 W. 5th Street, Suite 4000
Los Angeles, CA 90071
(213) 485-1234
(213) 891-8763